                                                                 EXHIBIT 3.4

                              CERTIFICATE OF AMENDMENT
                                         TO
                            CERTIFICATE OF INCORPORATION
                                         OF
                            LONE STAR TECHNOLOGIES, INC.

          LONE STAR TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
     Delaware:

          RESOLVED, that the first sentence of Article Fourth of the Certificate of Incorporation, as amended, of Lone Star Technologies, Inc. be amended in its entirety to read as follows:

          The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 90,000,000, consisting of 80,000,000 shares of common stock, with a par value of $1.00 per share ("Common Stock"), and 10,000,000 shares of preferred stock, with a par value of $1.00 per share ("Preferred Stock").

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers, this 20th day of May, 1998.

                                           LONE STAR TECHNOLOGIES, INC.



                                           By:  /s/ John P. Harbin
                                                ------------------
                                                John P. Harbin,
                                                Chairman of the Board
                                                 and Chief Executive Officer

     ATTEST:


     /s/ Robert F. Spears
     --------------------
     Robert F. Spears, Secretary